UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________________
FORM 8-K
______________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 9, 2024

MORNINGSTAR, INC.
(Exact name of registrant as specified in its charter)

Illinois (State or other jurisdiction of incorporation)	000-51280 (Commission File Number)	36-3297908 (I.R.S. Employer Identification No.)
	22 West Washington Street Chicago, Illinois (Address of principal executive offices)	60602 (Zip Code)
(312) 696-6000 (Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report) __________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

    ☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

    ☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

    ☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

    ☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common stock, no par value	MORN	The Nasdaq Stock Market LLC

Item 7.01.    Regulation FD Disclosure

The following information is included in this Current Report on Form 8-K as a result of Morningstar, Inc.'s policy regarding public disclosure of corporate information.

Caution Concerning Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as "consider,” “estimate,” “forecast,” “future,” “goal,” “designed to,” “maintain,” “may,” “objective,” “ongoing,” “could,” “expect,” “intend,” “plan,” “possible,” “potential,” “anticipate,” “believe,” “predict,” “continue,” “strategy,” “strive,” “will,” “would,” "determine," "evaluate," or the negative thereof, and similar expressions. These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others:

•failing to maintain and protect our brand, independence, and reputation;
•failure to prevent and/or mitigate cybersecurity events and the failure to protect confidential information, including personal information about individuals;
•compliance failures, regulatory action, or changes in laws applicable to our credit ratings operations, investment advisory, environmental, social, and governance (ESG), and index businesses;
•failing to innovate our product and service offerings or anticipate our clients’ changing needs;
•the impact of artificial intelligence (AI) and related new technologies on our business, legal, and regulatory exposure profile and reputation;
•failure to detect errors in our products or failure of our products to perform properly due to defects, malfunctions or similar problems;
•failing to recruit, develop, and retain qualified employees;
•prolonged volatility or downturns affecting the financial sector, global financial markets, and the global economy and its effect on our revenue from asset-based fees and credit ratings business;
•failing to scale our operations and increase productivity in order to implement our business plans and strategies;
•liability for any losses that result from errors in our automated advisory tools or errors in the use of the information and data we collect;
•inadequacy of our operational risk management, business continuity programs and insurance coverage in the event of a material disruptive event;
•failing to efficiently integrate and leverage acquisitions and other investments, which may not realize the expected business or financial benefits, to produce the results we anticipate;
•failing to maintain growth across our businesses in today's fragmented geopolitical, regulatory and cultural world;
•liability relating to the information and data we collect, store, use, create, and distribute or the reports that we publish or are produced by our software products;
•the potential adverse effect of our indebtedness on our cash flows and financial and operational flexibility;
•challenges in accounting for tax complexities in the global jurisdictions we operate in could materially affect our tax obligations and tax rates; and
•failing to protect our intellectual property rights or claims of intellectual property infringement against us.

A more complete description of these risks and uncertainties can be found in our filings with the Securities and Exchange Commission (SEC), including our most recent Reports on Form 10-K and 10-Q. If any of these risks and uncertainties materialize, our actual future results and other future events may vary significantly from what we expect. We do not undertake to update our forward-looking statements as a result of new information, future events, or otherwise, except as may be required by law. You are, however, advised to review any further disclosures we make on related subjects, and about new or additional risks, uncertainties, and assumptions in our future filings with the SEC on Forms 10-K, 10-Q, and 8-K.

Investor Questions and Answers: May 9, 2024

We encourage current shareholders, potential shareholders, and other interested parties to send questions to us in writing and we make written responses available on a regular basis. The following answers respond to selected questions primarily received through March 31, 2024. We retain the discretion to combine answers for duplicate or similar questions into one comprehensive response.

If you would like to submit a question, please send an e-mail to investors@morningstar.com or write to us at the following address:

Morningstar, Inc.
Investor Relations
22 W. Washington St.
Chicago, IL 60602

__________________________________________________________________________________________

Margins

1.Why are your corporate and all other unallocated costs so large compared to peers? For example, your unallocated expense for 2023 was $196.8M which compares to SPGO of $148M which is a much larger company, and MCO and MSCI don’t appear to have any unallocated expenses.

We’d note that the $196.8 million you cite for 2023 also includes the financial performance of Morningstar Sustainalytics and Morningstar Indexes. Unallocated corporate expenses totaled $153.5 million in 2023.

Different companies take different approaches to allocations. Our approach reflects the way we evaluate the business and view costs internally. It is important to us to be consistent internally and externally. Unallocated corporate expenses include cost pools that we deem to be largely outside of the control or discretion of our segment leaders. Expenses in this bucket include finance, human resources, legal, and other management and shareholder-related costs that are not considered when segment performance is evaluated. We remain committed to driving efficiency and scale in our corporate and unallocated expenses and reducing these costs as a percentage of revenue over time.

2.In 3Q and 4Q, headcount growth (y/y) was –1% and –7%. Based on your adjusted operating income walk analysis, comp & benefits have remained a negative contributor to your profit, with –26.7m and –29.9m in 3Q and 4Q. Could you please clarify why there is no direct correlation between headcount growth and comp & benefits? Also, could you please give me a breakdown (merit increases, bonus expenses, etc.) of comp & benefit increases (-29.9m and –129.4m) in 4Q23 and FY23?

The impact of compensation and benefits, excluding expenses added back in our calculation of adjusted operating income, had a negative impact on adjusted operating income compared to the prior-year period across 2023 and into the first quarter of 2024.

–Compensation and benefits had a negative $40.2 million impact in the first quarter of 2023 compared to the prior-year period.
–In the second quarter of 2023, the impact was negative $32.6 million (excluding $4.0 million in severance related to targeted reorganizations).
–In the third quarter of 2023, the impact was negative $26.7 million (excluding $5.0 million of severance related to targeted reorganizations).
–In the fourth quarter of 2023, the impact was negative $29.9 million.
–In the first quarter of 2024, compensation and benefits had a smaller, but still negative impact of $6.9 million, compared to the prior-year period.

We engaged in targeted reorganizations in the second and third quarters of 2023 and substantially completed the reduction and shift of our China activities in the third quarter of 2023. As a result, headcount declined 1% as of September 30, 2023, compared to September 30, 2022, and declined 7% as of December 31, 2023, compared to December 31, 2022. However, given the timing of these actions, average monthly headcount increased 3% in the third quarter of 2023 compared to the prior-year period, contributing to higher compensation costs in the quarter.

While we would expect lower headcount to have a negative effect on total compensation, several other factors contributed to higher compensation costs in the fourth quarter of 2023 and also helped drive the increase in the third quarter. Bonus expense increased in both quarters and was responsible for a little more than 40% of the increase in the fourth quarter of 2023. In general, we saw better performance compared to targets in the second half of 2023 compared to the second half of 2022 when we experienced relatively soft results compared to targets. In both quarters, higher compensation and benefits included the impact of merit increases primarily implemented in January 2023, and a rebalancing of certain sales plans between commissions and salaries. Finally, we saw a modest shift of our employee base to countries with higher labor costs with the substantial completion of the reduction and shift of our China activities. Proportionally, the U.S., Canada, and Europe all accounted for a larger share of our employee base at the end of the year. At the same time, we also saw an increase in the proportion of our employee headcount in India, where labor costs tend to be lower than what we see elsewhere in our global footprint.

We’ve provided a breakdown of the key drivers of the increase in compensation and benefits of $29.9 million in the fourth quarter of 2023 and $129.4 million for FY 2023 below. This excludes expenses added back in our calculation of adjusted operating expense and $9 million of severance related to targeted reorganizations in certain areas of the business in 2023:

–Higher bonus expense accounted for $13.3 million of the increase in the fourth quarter and $19.7 million of the increase for the full year 2023. This was driven by higher average monthly headcount in the first nine months of the year, as well stronger performance relative to targets in the fourth quarter of 2023 compared to relatively soft performance relative to targets in the prior-year period.
–Merit increases and the associated increases in benefits accounted for $8.6 million of the increase in the fourth quarter and $38.3 million for the full year 2023.
–Compensation costs associated with the June 2022 acquisitions of Leveraged Commentary & Data (LCD) and Praemium contributed $11.8 million to the increase in compensation and benefits in 2023. Given the timing of these acquisitions, the increases were isolated to the first half of the year.
–The remaining $8.0 million increase in the fourth quarter of 2023 was driven by multiple factors including the rebalancing of certain sales plans between commissions and salaries. For FY 23, the remaining $59.6 million increase in compensation costs was primarily driven by higher average monthly headcount in the first three quarters of the year and also reflected the rebalancing of certain sales plans.

Headcount

3.Morningstar reduced net headcount again in Q4 2023. Around what areas of the business were these efficiencies focused? Do you expect to start adding net headcount again from Q1 2024 as you invest for growth? Also, what level of upward pressure are you seeing on the underlying expenses base (e.g. is it 3-5% annually)?

In the second and third quarters of 2023, we engaged in targeted reorganizations in certain parts of the business, including Morningstar Sustainalytics, Morningstar Wealth, and Morningstar DBRS. At the same time, we kept a tight lid on hiring. These efforts resulted in the decline you saw in headcount in Q4 23 and Q1 24. We continue to be prudent in hiring and remain focused on driving efficiency and productivity while ensuring we can support our sales and marketing efforts. In terms of cost pressures, inflation and the job market have cooled off relative to pandemic highs, but pressures remain on both fronts in different geographies.

Capital Allocation

4.Your net debt-to-EBITDA ratio has fallen below 2.0x as you’ve paid down debt in 2023. Should we now be expecting a resumption of M&A and/or buybacks from Morningstar? Where is the business most focused for growth and what is your ROI from M&A?

We continue to take a balanced approach to capital and have been focused over the past year on paying down debt. Since the beginning of 2023, our debt balance has been reduced by $160.2 million. That, along with improvement in profitability, has contributed to a decline in our consolidated funded indebtedness to EBITDA, as defined in our credit agreements, which we calculated as approximately 1.6x as of March 31, 2024, compared to 2.2x as of December 31, 2022. While the reduction in leverage gives us flexibility, that alone is not a catalyst for M&A or share repurchase.

We repurchase shares under our Board-approved repurchase program and plan to remain opportunistic here to drive returns. We take the same approach to M&A transactions, which we will pursue if opportunities arise that meet our strategic objectives and IRR hurdles. That said, our focus right now is on organic growth opportunities across our business, and we are confident in our ability to drive sustainable growth and value creation with our current portfolio and markets that we serve. We will also continue to pay down debt.

Over the past few years, our M&A spend has been concentrated on a few larger transactions, including DBRS, Sustainalytics, and LCD. While we do not disclose the assumed returns on any specific transactions, based on our due diligence each transaction was expected to comfortably exceed our cost of capital.

Employee Benefits

5.Is Morningstar currently exploring or implementing a four-day workweek for its employees?

In 2022, Morningstar formalized its global Workplace Flexibility Program, committing to a hybrid work environment that allows employees to work remotely two days per week. We've found that we're at our best when we come together regularly. To that end, we have adopted a policy that seeks to promote a fair, clear, and consistent approach for our colleagues around the world.

We have no plans to move to a four-day workweek.

Artificial Intelligence

6.Where are you investing in Artificial Intelligence (AI)? How do you see AI impacting your business? Separately, how do you think you can further monetize your data over the long-term?

Our data collections operation has leveraged AI for many years. In 2024, we’ve added AI adoption as a company-wide goal, with a focus on being at the forefront of leveraging technology and innovating responsibly in all aspects of our business. Over the past year, we have expanded our AI investment into three main areas.  First, we are applying AI to better scale our sales, support, and success functions with the goal of improving our clients’ experience when interacting with Morningstar. Second, we are incorporating AI throughout our software to automate high value workflows such as reporting or screening for investments. And finally, we are reimagining our user experience to create new interfaces designed to vastly simplify how clients can leverage Morningstar data and research.

As for further monetizing our data, we have seen an increase in demand for both our data and research content to power our clients’ AI initiatives. Additionally, we have released APIs that enable our clients to integrate AI into their own applications seamlessly. For instance, in 2023 we launched Intelligence Engine API, which provides financial services firms the means to build their own AI solutions, combining Morningstar’s breadth of independent data, research, and editorial content with their own to generate responses that reflect our clients’ brands, perspectives, and product offerings. We continue to invest in enhancing our data and research for AI use cases and expect that to be a continued driver of demand.

PitchBook

7.Could PitchBook margins eventually reach the same level as “Data and Analytics” margins per your new segment reporting? Should we expect PitchBook margins to decline as sales improve, due to resumption of incentive payments?

PitchBook is a SaaS, license-based business that shares many characteristics in common with the Morningstar Data and Analytics segment. Over the longer term, we would expect convergence of margins between the two segments. However, we remain focused on striking the right balance between PitchBook revenue growth and margin improvement to capitalize on market opportunities to create value.

We believe that you’re referencing the PitchBook management bonus plan, which covers certain PitchBook employees. It was adopted in connection with the 2017-2019 fiscal period and has been renewed twice, most recently for the 2023-2025 fiscal year period. The plans have all covered a three-year period with lower target awards in the first two years of the plan, and higher target incentives and meaningful upside in the third year of the plan, depending on how PitchBook performs relative to goals for the third year. The delivery of stock-based compensation in the PitchBook plan is back-end weighted to help ensure that the three-year growth goals are achieved. Due to this structure and strong performance against goals, PitchBook stock-based compensation increased in 2022 (the third year of the 2020-2022 plan) compared to the prior-year period and then decreased in 2023. Given this dynamic, it could be helpful to evaluate PitchBook margins based on average three-year stock-based compensation expense to adjust for the impact of the PitchBook plan structure.

Leveraged Data and Commentary

8.Is LCD now being sold as part of PitchBook? Are you implementing price increases for legacy PitchBook customers as a result? What other upgrades are you making to PitchBook in the near term to improve the customer offering as competition continues to grow in private asset solutions?

Yes, as of late 2023, we have substantially completed the LCD integration and LCD news, research, and data is now available on the PitchBook platform. PitchBook platform clients have access to LCD content, and we are beginning to migrate legacy LCD clients to the PitchBook platform. We are closely tracking engagement from credit news and research on the platform. Through 2023, we saw significant engagement in proprietary research with more than 682,000 research downloads. Additionally, we expanded distribution of credit news with the addition of a daily newsletter, The Credit Pitch, with content for clients and non-clients, which we view as an important source of new client leads. To date, this newsletter has generated 1.8 million total newsletter opens. In addition, we saw 107 press citations for credit data, news, and research in 2023.

We also continue to enhance the PitchBook platform. In the first quarter of 2024, we introduced enhanced debt and lender screeners, loan and bond forward calendars from LCD, and a new funds dashboard, which improves access to fund data, analysis tools and research. Looking ahead, we plan to further expand our data and research assets and product capabilities. Data plans include enhancing private credit, including more business development company (BDC) and collateralized loan obligation (CLO) coverage, building out our coverage of non-PE- or VC-backed and emerging/early-in-market companies to further target early-stage and mid-market companies that matter, and further strengthening our public equity datasets. Our research team is building more proprietary tools and analytics like the VC Exit Predictor and Manager Scores that were introduced in 2023. Product initiatives are focused on building features that leverage new data and research and launching improvements to workflows such as a new advanced screening experience.

We are confident that the incremental value we are creating on the platform with the addition of LCD data and additional enhancements is meaningful. In particular, we are pleased to see strong growth metrics in our credit customer group in both new logos and expansion of existing client contracts relative to our other customer groups. We review pricing and make any necessary adjustments on an ongoing basis, and our approach is to deliver more value to our clients and align our future price points to recognize that value. As legacy LCD clients migrate to a combined contract and offering on the PitchBook platform, we are exercising a higher degree of pricing discipline, which in many cases has resulted in higher overall pricing.

9.The PitchBook segment revenues (144.4m) deducted by the PitchBook product (132.0m) was 12.4m in 4Q23 and 14.2m in 3Q23 (or -27% y/y and -17% q/q, respectively). Could you please explain why LCD's revenue is declining just after your acquisition? If there are any transitory factors, how should we think about the underlying growth/trend for LCD? (I hope continued disclosure of both PitchBook segment and product revenues, in order to accurately track business trends for PitchBook product itself.)

We understand the analysis you’re trying to do. However, the numbers you cite don’t adequately reflect the overall trend for LCD. With the substantial completion of the LCD integration in late 2023 and the addition of LCD news, research, and data onto the PitchBook platform, we have started to see legacy LCD clients migrate to PitchBook licenses. As a result, it is increasingly difficult to isolate LCD revenue from PitchBook platform revenue. In 2023, a small proportion of revenue reported in the PitchBook product area was attributable to legacy LCD clients. Starting with the first quarter of 2024, we’ve combined reporting for the PitchBook platform and LCD to reflect that convergence, with 13.0% revenue growth in the first quarter of 2024 compared to the prior-year period. In addition, revenue from the LCD acquisition related to the bank loan indexes is reported in Morningstar Indexes revenue.

In 2023, our focus for LCD was on client retention and the repapering of client agreements, and we believe that we have been successful in these efforts with results tracking roughly in line with our expectations. We’ve been pleased to see strong growth metrics in our credit customer group in both new logos and expansion of existing client contracts relative to our other customer groups.

Morningstar Wealth

10.Why were “Morningstar Wealth” EBIT margins –18% in 2023? Can we expect them to turn positive in the next two years?

In 2022 and 2023, we invested heavily in Morningstar Wealth, understanding that it would take time to build assets and realize a return on our investment. At the same time, we faced market headwinds, with asset values coming under pressure as global stock and bond markets suffered losses in 2022. Even as markets recovered in 2023, average assets under management and advisement were up only slightly through the year, while hiring from 2022 had a full-year impact on 2023 expenses. We adjusted, reducing headcount via targeted reorganizations in the second and third quarters of the year, while identifying opportunities to reduce overall operating expenses.

In the first quarter of 2024, you saw the impact of these adjustments, as our adjusted operating loss narrowed and adjusted operating margin improved to negative 9.5% from negative 26.6% in the prior-year period. We are now focusing on areas where we have the greatest confidence we can win, including our international wealth platform, which is growing rapidly, and model portfolios distributed on third-party platforms in the U.S. While we don’t comment on future timelines, we plan to return Morningstar Wealth to profitability.

Morningstar Credit

11.Can you characterize your ratings business’s market share trends in 2023 versus 2022 by category of debt issuance?

Morningstar DBRS market share metrics are specific to asset classes and regions, and there are limited third-party sources of market share information. We’d note that it can be challenging to accurately gauge longer-term market share trends during periods when we observe significant declines in issuance as we did in multiple parts of the structured finance market in 2023.

We believe that our market-leading positions in Canadian corporate, structured, covered bond, financial institution, and sovereign credit ratings remain largely unchanged.

In an October 2023 response, we acknowledged that we had experienced market share pressure in commercial mortgage-backed securities (CMBS) related to the changing mix of transactions in the space and a divergence in market views that dated back to late 2022. As challenges in this sector have moderated so far in 2024, we’ve seen increased issuance and expect to see ongoing improvement in our coverage.

Outside of CMBS, U.S. market share metrics reported in the SEC’s Annual Staff Reports on Nationally Recognized Statistical Rating Organizations fluctuate from year-to-year depending on the specific type of transactions that get completed during the year. That said, we don’t see any other significant long-term shifts in structured-finance market share beyond CMBS. Issuance of public asset-backed securities (ABS) fell in 2023, and while we were more active in private ABS, those gains were not visible in market share statistics which are based on public issuance.

Morningstar DBRS’ share of ratings in corporate and financial institutions outside of Canada is relatively small compared to its market share in the Canadian market and the U.S. and European structured finance market. We remain focused on middle-market and private transactions, but we are not a significant player in the large, investment-grade corporates that dominate the market in the U.S. and Europe. During 2023, we saw growth in European private and middle market corporates, an area of focus.

12.When did the name change from DBRS Morningstar to Morningstar DBRS?

We rebranded our credit ratings business Morningstar DBRS at the beginning of 2024.

Morningstar Sustainalytics

13.What has been the reception from Sustainalytics customers to your climate suite of products rolled out in 2023? What is your current revenue run rate in climate solutions? Do these solutions help to broaden the TAM for Sustainalytics? Please provide an update on the launch of your new climate products.

Clients appreciate our climate solutions’ focus on climate action rather than commitments. That said, adoption has been slower than anticipated. We’ve faced challenges with clients who find our original solution to be more detailed than what they need while some are already using another climate data provider; in those cases, we’ve found that it can be difficult to displace a competitor or add our product as a complement.

As a result, we have placed renewed focus on other use cases. For example, we have simplified our climate product suite with a focus on addressing regulatory reporting needs; banking use cases have also been an area of emphasis. We have added aggregation capabilities, which support portfolio analytics, fund data, and regulatory use cases in the Morningstar Data and Analytics segment.

Overall, our climate solution product suite expands the total addressable market (TAM) for Morningstar Sustainalytics in addition to supporting products in other parts of the business. In addition to the Morningstar Data and Analytics use cases discussed above, our climate data and analytics were key to the recent launch of our new Low Carbon Transition Leaders Index.

We do not disclose the revenue run rate for new and emerging products such as climate solutions.

14.Do you expect CSRD to be a material tailwind to your Sustainalytics business in Europe? Can you size the regulatory business within Sustainalytics, and quantify how much of a tailwind CSRD could provide? Conversely, could more transparency by issuers on ESG metrics commoditize Sustainalytics’ data longer term?
We expect the implementation of the Corporate Sustainability Reporting Directive (CSRD) to present an opportunity for Morningstar Sustainalytics across both the corporate and investor product areas. For example, we are currently working to develop a solution which will combine data and reporting and assist clients across geographies in their compliance efforts. While transparency may create some commoditization of ESG data and metrics, we feel that we are well prepared to enrich data and supplement it with research, analytics, and reporting capabilities to make it easier to use. Our ultimate goal is to be able to meet all of a client’s primarily regulatory use cases, with data and capabilities that cover an increasing set of regulations, geographies, and asset classes.

Compliance and regulatory use cases account for a meaningful portion of Morningstar Sustainalytics’ revenue and have been an important driver of expansion for several years. We see continued growth opportunities in this area, driven both by CSRD and by evolving regulatory environments globally.

Morningstar Retirement

15.Managed Accounts continues to see strong AUM/A growth. Are you seeing increased adoption of Managed Accounts among 401k plan participants in place of target date funds? If so, what is helping to drive this and is this an area where we should expect Morningstar to continue to invest?

We are seeing increased adoption of retirement managed accounts, still mostly as an opt-in service rather than as a default investment option.

That said, we are starting to see a shift to managed accounts being used more frequently as a default investment option. That shift reflects the narrowing fee differential between target-date funds and managed accounts (which generally carry a slightly higher fee). It also reflects employers’ increasing comfort with defaulting their employees into managed accounts, as employers, advisors, and retirement plan consultants come to recognize the additional value that managed accounts deliver compared to target date funds, which provide all employees within an age cohort the same solution. Managed accounts are designed to deliver personalized investment advice that addresses each employee’s unique circumstances, but also helps the employee, among other things, determine how much to save to achieve a comfortable retirement; how to maximize Social Security; when to retire; how to draw down their assets once they retire; and whether it makes sense for them to annuitize a portion of their assets.

We have also seen growth in advisor managed accounts, which we introduced in 2019 and offer through registered investment advisors and broker dealers who help employers select retirement plans. These advisors and their associated firms, are typically more supportive of the use of managed accounts as a qualified default investment alternative (QDIA) within the plans they oversee. They are also more adept at explaining the potential benefits of managed accounts as a QDIA to plan sponsors compared with the proposals the plan sponsors receive from recordkeepers, especially when the recordkeepers have proprietary target-date products that they are encouraged to sell.

Because we continue to see a large runway for potential revenue growth for managed accounts and because of the significant contribution managed accounts make in delivering on our mission of empowering investor success, it continues to be an area of strategic focus and investment.

Morningstar Indexes

16.Based on the new disclosures, if I back out the reported segments, there is $183.7M of revenue for 2023 that is not reported in a segment. Within this, I assume $117.8M is Sustainalytics which leaves $65.9M. Does that mean that the index business is $65.9M in revenue?

Yes, you are correct that the revenue that is not reported in a segment is comprised of Morningstar Sustainalytics and Morningstar Indexes. In 2023, Morningstar Sustainalytics product area revenue was $117.8 million, an increase of 14.4% or 13.9% on an organic basis compared to the prior year, and Morningstar Indexes product area revenue was $65.4 million, an increase of 30.5% or 24.7% on an organic basis compared to the prior year. In addition, there was a small amount of Morningstar Investment Conference revenue allocated to Morningstar Sustainalytics and Morningstar Indexes that is not included in these totals.

17.It looks as though index revenues have fallen 4% despite a 20% growth in assets linked to Morningstar Indexes, if I assume the rest of the asset-based revenues apart from Investment Management and Retirement come from Indexes. Why is this?

We believe that you’re looking to calculate Morningstar Indexes revenues for FY 2023. Morningstar Indexes revenue can’t be derived by the approach you’ve cited, due to recent changes in how we classify revenue by type. In the first quarter of 2023, we updated our revenue type classifications for product areas with more than one revenue type. At that time, we started classifying revenue from Morningstar Indexes’ data services and licensing products as license-based. Prior to 2023, all Morningstar Indexes revenue was classified as asset-based.

We reported the revenue growth trend for Morningstar Indexes in the Management Discussion & Analysis in our most recent 10-K. Morningstar Indexes revenue increased 30.5% in 2023 compared to 2022, or 24.7% on an organic basis. Organic revenue growth is a non-GAAP measure and excludes the impact of acquisitions and foreign currency translations. You can also find the quarterly revenue and organic revenue growth trend for Morningstar Indexes in our quarterly supplemental deck for the fourth quarter of 2023 and the first quarter of 2024.

Taxes

18.Morningstar’s effective tax rate continues to be highly variable quarterly. What level of tax should we be expecting Morningstar to pay going forward?

Each year, our effective tax rate tends to be different given discrete items that impact our rate. In a related October 2023 response, we detailed key discrete items that impacted our tax rate in 2022 and in the first six months of 2023. At that time, we noted that we generally expect an effective rate between 27% and 29% before adjustment for discrete items and we continue to expect our effective tax rate to fall in this range. In quarters where these discrete items are significant, we disclose them in our earnings release and 10-Q or 10-K filings.

19.Can you provide me with the information on how Morningstar's 2023 dividend distributions are classified for tax purposes?

Our 2023 dividends are taxed as 100% ordinary dividends.

Segment Disclosures

20.Would it be possible for Morningstar to release 8 quarters of data under the new segmentations?

Thank you for this feedback. We released nine quarters of segment revenue, adjusted operating income, and adjusted operating margin in our first quarter 2024 supplemental deck.

Morningstar Shareholders

21.Does Morningstar offer any shareholder perks or benefits to its investors or shareholders?

We do not offer any specific perks or benefits to shareholders. We do seek to treat shareholders equally and encourage all shareholders and prospective shareholders to attend our Annual Shareholders Meeting. This year, this meeting is scheduled for Friday, May 10th in our Chicago offices. For more information on how to register please visit shareholders.morningstar.com. We also offer complimentary research access for meeting attendees.

Information Security

22.Is Morningstar SOC 2 or ISO 27001 certified?

Although Morningstar is not SOC 2 or ISO 27001 certified at the enterprise level, our information security policies align with ISO 27001:2013. Certain products have SOC 1 or SOC 2 certificates based on business requirements.

_________________________________________________________________________________________

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORNINGSTAR, INC.
Date: May 9, 2024	By:/s/ Jason Dubinsky
Name: Jason Dubinsky
Title: Chief Financial Officer